KPMG LLP 345 Park Avenue New York, NY 10154-0102 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the use of our reports dated March 3, 2025, with respect to the consolidated financial statements of Flagstar Financial, Inc., predecessor in interest to Flagstar Bank, National Association, and the effectiveness of internal control over financial reporting, incorporated herein by reference. New York, New York October 20, 2025